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                                                                    Exhibit 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated April 4, 2005, accompanying the consolidated financial statements and management's assessment of the effectiveness of internal control over financial reporting of Bay View Capital Corporation and subsidiaries contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."

/s/ GRANT THORNTON LLP

San Francisco, CA
December 16, 2005